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               EMPLOYMENT AND DEFERRED AND COMPENSATION AGREEMENT

          AGREEMENT, made September 11, 1995, between

               REGIS CORPORATION, hereinafter referred to as the "Corporation,"

                                       and

                                   hereinafter referred to as
               "Employee."

          IN CONSIDERATION of the mutual agreements hereinafter contained, the parties hereby agree as follows:

          1. EMPLOYMENT. The Corporation agrees to continue to employ Employee, and Employee agrees to continue to serve the Corporation, upon the terms and conditions hereinafter set forth.

          2. TERM. The employment of Employee pursuant to this agreement has commenced as of the date of this agreement and shall continue until terminated by either of the parties hereto.

          3. DUTIES. Employee agrees to serve the Corporation faithfully and to the best of his or her ability under the direction of the Board of Directors and the President of the Corporation, devoting his or her entire business time, energy and skill to such employment, and to perform from time to time such services and act in such office or capacity as the Board of Directors shall request.

          4. COMPENSATION. The Corporation agrees to pay to Employee during the period of the term of his or her employment hereunder as salary for his or her full time active services such compensation as may be mutually agreed upon between the parties.


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          5.   DEFERRED COMPENSATION.  The Corporation shall pay to Employee, if living, or to others in the event of his death, the following sums upon the terms and conditions and for the periods hereinafter set forth:

          a) PAYMENTS UPON RETIREMENT. Commencing upon the last day of the month after Employee retires from employment by the Corporation at or after age 65, or upon the last day of the month in which he or she reaches age 65 if he or she is then disabled within the meaning of Section (c), the Corporation shall pay him or her $5,000.00 and shall continue to pay him or her the same amount monthly on the same date of each succeeding month thereafter until a total of 180 monthly payments have been made. If Employee dies before receiving all of the 180 monthly payments specified herein, the Corporation shall pay to his or her surviving spouse, or such other person as he or she may have designated in writing, the remaining unpaid monthly payments as they become due as provided above.

          b) PAYMENTS UPON DEATH BEFORE RETIREMENT. If Employee dies while employed by the Corporation, the Corporation shall pay to Employee or to his or her surviving spouse, or to such other person as he or she may have designated in writing, the monthly amount provided in Section 4(a) above for 180 months. The first payment shall be due within thirty (30) days after Employee's death with the remaining payments payable according to the terms of Section 4(a) above.

          c) PAYMENTS DURING DISABILITY. In addition to the payments provided in Sections (a) and (b), should Employee become disabled while employed by the Corporation, and such disability continues for a period of six months, the Corporation shall pay to Employee the monthly amount provided in Section 4(a) above during each month that Employee remains disabled until he or she attains the age of 65 or until his or her death prior to attaining such age, at which time the payments provided in Sections (a) or (b) shall begin. The first payment under this Section (c) shall be made during the seventh month of such disability, and each succeeding payment shall be made on the same date of each succeeding month thereafter.


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    The Corporation is the owner and beneficiary of certain insurance policies covering the Employee's life and insuring against Employee's disability. No payments shall be required under Sections (a), (b) or (c) of this paragraph if because of any act by Employee the applicable policy is canceled by the insurance company issuing such policy or the insurance company refuses to pay the proceeds of said policy. Payments shall be made under Section (c) only if Employee is disabled within the meaning of the disability clause of said policy, as set forth in the waiver of premium provision.

    6. EARLY TERMINATION. Anything in this agreement to the contrary notwithstanding, in the event that Employee is terminated by the Corporation other than for cause, and Employee has either (i) completed twenty (20) years of service with the Corporation, or (ii) has attained the age of sixty-five (65), Employee's rights under this agreement will be fully vested and Employee will receive the compensation at such times and in such manner as provided in Section 5 hereof. If Employee voluntarily terminates his or her employment with the Corporation before reaching age 65, or is terminated at any time for cause, all deferred compensation benefits pursuant to this agreement shall be forfeited. For purposes of this agreement "cause" shall mean dishonesty or willful misconduct.

    7. RESTRICTIVE COVENANT. Employee expressly agrees, as a condition to the performance by the Corporation of its obligations hereunder, that during the term of this agreement and during the


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further period for such payments to Employee are provided by this agreement, he or she will not, directly or indirectly, render any services of any nature to or become employed by or participate or engage in any business competitive with the business of the Corporation.

    8. PROHIBITION AGAINST ASSIGNMENT. Employee agrees, on behalf of himself or herself and his or her personal representatives, heirs, legatees, distributees, and any other person or persons claiming any benefits under him or her by virtue of this agreement, that this agreement and the rights, interests and benefits hereunder shall not be assigned, transferred or pledged in any way by Employee or any person claiming under Employee by virtue of this agreement, and shall not be subject to execution, attachment, garnishment or similar process.

    9. BINDING EFFECT. This agreement shall be binding upon and inure to the benefit of any successor of the Corporation, and any successor shall be deemed substituted for the Corporation under the terms of this agreement. As used in this agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of the corporation.

    10. PRIOR AGREEMENTS. This agreement supersedes all prior Employment and Deferred Compensation Agreements, and any amendments or supplements thereto, between the parties to this agreement.


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    IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the day and year first above written.


                                       REGIS CORPORATION


In the presence of:
                                       By [ILLEGIBLE]
                                          -------------------------------
                                       President

                                       ----------------------------------

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